                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PDG Environmental, Inc. (the "Corporation") will be held at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Tuesday, July 23, 2002 at 9:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

     (a)  To elect five (5) directors for a term of one (1) year each;

     (b) To ratify Stokes & Hinds, LLC as the Corporation's independent auditors;

     (c) To approve an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of common stock of PDG Environmental, Inc. which may be granted thereunder by 1,000,000 to a total of 3,300,000; and

     (d) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed June 4, 2002, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

Stockholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.

                                         Dulcia Maire
                                         Secretary

Pittsburgh, Pennsylvania
May 28, 2002

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                         1386 BEULAH ROAD, BUILDING 801
                         PITTSBURGH, PENNSYLVANIA 15235
                                 (412) 243-3200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 JULY 23, 2002

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the stockholders of the Corporation to be held on July 23, 2002, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of: (a) electing five (5) directors for a term of one (1) year each; (b) ratifying the appointment of Stokes & Hinds, LLC as the Corporation's independent auditors; (c) approving an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of Common Stock of PDG Environmental, Inc. which may be granted hereunder by 1,000,000 to total of 3,300,000 and (d) transacting such other business as may properly come before the meeting or any adjournment thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 12, 2002. A copy of the Annual Report for the fiscal year ended January 31, 2002 accompanies this Proxy Statement or has been previously mailed to stockholders entitled to vote at the Annual Meeting.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Environmental, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on July 23, 2002 at 9:00 a.m. local time at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 12, 2002.

VOTING RIGHTS AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on June 4, 2002 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of either common stock, par value $0.02, of the Corporation ("Common Stock") or Series A cumulative convertible preferred stock, par value $0.01, of the Corporation ("Series A Preferred Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 9,372,330 shares of Common Stock outstanding and entitled to vote and 6,000 shares of Series A Preferred Stock which entitle the holders thereof to vote 28,056 shares when voting with the Common Stock as a single class. On the Record Date, the Common Stock was held by 2,110 stockholders of record and the Series A Preferred Stock was held by 1 stockholder of record.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock and Series A Preferred Stock will vote together as a single class with each holder of Common Stock entitled to cast one (1) vote per share and each holder of Series A Preferred Stock entitled to such number of votes as equals the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. On the Record Date, each share of Series A Preferred Stock was convertible into 4.676 shares of Common Stock. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of May 28, 2002, the directors and officers of the Corporation as a group controlled approximately 33.3% of the Common Stock and Series A Preferred Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he or she intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

All shares of Common Stock and Series A Preferred Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the five (5) nominees for the Board of Directors, FOR the ratification of the independent auditors and FOR the approval of the amendment to the Incentive Stock Option Plan. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 151235 In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the Board of Directors, the amendment of the Incentive Stock Option Plan and the ratification of the independent auditors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 28, 2002 with respect to beneficial ownership of the Corporation's Common Stock and the Corporation's Series A Preferred Stock voting as a single class by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock and Series A Preferred Stock voting as a single class; (ii) all directors of the Corporation; and (iii) all of the Corporation's officers and directors as a group.

                                                     AMOUNT AND NATURE           PERCENTAGE OF
                                                       OF BENEFICIAL            CLASS OF COMMON
NAME OF BENEFICIAL OWNER                            OWNERSHIP OF STOCK          SHARES OWNED(10)
------------------------                            -------------------         ----------------
John C. Regan (1)(2)(3)(9)                               2,190,680                    19.3
Richard A. Bendis (1)(4)(9)                                 80,250                       *
Edgar Berkey (1)(7)(9)                                      70,000                       *
James D. Chiafullo (1)(7)(9)                                70,000                       *
Edwin J. Kilpela (1)(5)(9)                                  80,000                       *
Lawrence J. Horvat (2)(6)
  300 Oxford Drive
  Monroeville, Pennsylvania 15146                          639,940                     5.6
All directors and officers of the Corporation as a
  group including those named above (10 persons)
  (8)                                                    3,784,979                    33.3

---------------

 (1)  Director

 (2)  Officer

 (3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan (as hereinafter defined) and 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

 (4) Includes 70,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined) and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

 (5) Includes 80,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan.

 (6) Includes 115,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

 (7) Includes 70,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

 (8) Includes 1,111,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan to officers of the Corporation, the Employee Director Plan and the Non-Employee Director Plan.

 (9)  Nominee for director.

(10) Percentage is of all voting shares assuming conversion of the Corporation's Series A Preferred Stock to Common Stock and the conversion of stock options into Common Stock of the Corporation.

   *  Indicates less than 1%.

                             ELECTION OF DIRECTORS

The Board of Directors currently consists of five (5) directors who hold office for a term of one (1) year each. Five (5) directors are to be elected at this Annual Meeting for a term of one (1) year each. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and were elected at the 2001 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Each of the nominees has consented to serve as a director if elected.

NAME, AGE AND                              YEAR FIRST
PRINCIPAL OCCUPATION                        ELECTED                        CERTAIN OTHER INFORMATION
--------------------                        -------                        -------------------------
NOMINEES TO BE ELECTED BY
THE HOLDERS OF THE COMMON
STOCK AND SERIES A PREFERRED
STOCK VOTING AS A SINGLE CLASS
John C. Regan (58)                            1989            Mr. Regan has served in his present position since
Chairman and Chief                                            December 1990 and has served as a director of the
Executive Officer of PDG                                      Corporation since April 1989. He is the founder of
Environmental, Inc.                                           Project Development Group, Inc., now a wholly-owned
                                                              subsidiary of the Corporation which engages in
                                                              asbestos abatement services, and has served as that
                                                              corporation's Chairman and President since 1984. Mr.
                                                              Regan also served as Chairman of the Board of
                                                              Directors of PDG Remediation, Inc. (PDGR), a company
                                                              which provided remediation services to assist
                                                              customers in complying with environmental laws and
                                                              regulations, from July 1994 until August, 1996.

Richard A. Bendis (55)                        1986            Mr. Bendis is President and CEO of Innovation
President and CEO of                                          Philadelphia (IP) since January 2002. Previously, he
Innovation Philadelphia and                                   was President and CEO of Kansas Technology
Investment Banking Consultant                                 Enterprise Corporation (KTEC). Mr. Bendis also is
                                                              founder and Managing Director of Management
                                                              Resources of America, which provided consulting and
                                                              investment banking/venture capital services, and
                                                              founder, President and CEO of Global Technology
                                                              Enterprise Company LLC which provides consulting
                                                              services to governmental units concerning
                                                              commercialization networks and venture capital
                                                              funds. Mr. Bendis currently serves as a member of
                                                              the Council on Competitiveness, the National
                                                              Association of Seed and Venture Capital Association.

NAME, AGE AND                              YEAR FIRST
PRINCIPAL OCCUPATION                        ELECTED                        CERTAIN OTHER INFORMATION
--------------------                        -------                        -------------------------
Edgar Berkey (61)                             1998            Dr. Berkey is a nationally recognized expert on
Vice President and                                            environmental technologies and is currently the Vice
Chief Science Officer of                                      President and Chief Quality Officer of Concurrent
Concurrent Technologies Corp.                                 Technologies Corp. (CTC). He is a member and
                                                              Chairman of several environmental advisory
                                                              committees for the U.S. Department of Energy and
                                                              formerly of the Science Advisory Board of the U.S.
                                                              Environmental Protection Agency. He also chairs the
                                                              Scientific Advisory Board of the North America
                                                              Environmental Fund, LP, which invests in emerging
                                                              environmental companies that can benefit from NAFTA.
                                                              Dr. Berkey is the former President and co-founder of
                                                              the Center for Hazardous Materials Research. Dr.
                                                              Berkey previously served on the Corporation's Board
                                                              of Directors from 1991-1995. He resigned from the
                                                              Corporation's Board of Directors in 1995 to serve as
                                                              a Director of PDG Remediation, Inc., which at that
                                                              time was an affiliate of the Corporation. He
                                                              resigned from the Board of Directors of PDG
                                                              Remediation, Inc. in 1996.

James D. Chiafullo (44)                       1998            Mr. Chiafullo is a Director in the law firm of Cohen
Partner, Cohen & Grigsby                                      & Grigsby, P.C. headquartered in Pittsburgh. Prior
                                                              to joining Cohen & Grigsby, P.C., Mr. Chiafullo was
                                                              a General Partner with Thorp Reed & Armstrong LLP
                                                              for more than ten years. Prior to joining Thorp Reed
                                                              & Armstrong, LLP, Mr. Chiafullo was a lawyer with
                                                              Gulf Oil Corporation in Houston, Texas. Cohen &
                                                              Grigsby provides legal services to the Corporation.
                                                              Mr. Chiafullo is a member of the Board of Directors
                                                              of the Western Pennsylvania Epilepsy Foundation.

Edwin J. Kilpela (56)                         1997            Mr. Kilpela is currently an independent business
Consultant                                                    consultant to small and mid-sized environmental
                                                              companies. From 1997 to 1998 he was President and
                                                              Chief Executive Officer of Noxso Corporation, a
                                                              developmental environmental company. From 1996 until
                                                              1997 he was President of Ansaldo Ross Hill. Mr.
                                                              Kilpela was with Westinghouse Electric Corporation
                                                              from 1968 to 1996 including serving as General
                                                              Manager of the Environmental Services Division from
                                                              1991 to 1996. Mr. Kilpela is currently a member of
                                                              the Board of Directors of Brother's Brother
                                                              Foundation, a non-profit organization headquartered
                                                              in Pittsburgh, PA.

During the fiscal year ended January 31, 2002, there were three regular meetings of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors, except for Dr. Berkey who only attended one meeting. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee presently consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela. The Audit Committee held two meetings in the fiscal year ended January 31, 2002.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Mr. Regan. The Nominating Committee did not meet during the fiscal year ended January 31, 2002. The Nominating Committee will consider nominees recommended by stockholders in accordance with the Corporation's By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's executive and makes recommendations with respect to executive compensation. The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela and held one meeting during the fiscal year ended January 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela.

                        EXECUTIVE OFFICERS; COMPENSATION

EXECUTIVE OFFICERS

NAME                                AGE            POSITION HELD
----                                ---            -------------
John C. Regan                       58             Chairman, President and Chief Executive Officer
Dulcia Maire                        50             Secretary

Ms. Maire has served in her present position since April 1989.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the Chairman and CEO and his respective annual and long-term compensation for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long Term Compensation
                                                                                         ----------------------
                          Annual Compensation                                Awards           Payouts
                          -------------------                              --------------------------------
(a)                    (b)       (c)       (d)              (e)                (f)         (g)        (h)             (i)
                                                       Other Annual        Restricted    Options/    LTIP          All Other
Name and                      Salary(A)   Bonus        Compensation           Stock        SARs     Payouts       Compensation
Principal Position     Year      ($)       ($)              ($)            Award(s)($)     (#)        ($)             $(B)
------------------     ----   ---------   ------       -------------       -----------   --------   -------       ------------
John C. Regan          2002    220,000        --          --                  --              --      --             18,333
Chairman and CEO       2001    215,000        --          --                  --              --      --             17,928
                       2000    190,000        --          --                  --              --      --             17,309

(A) Represents actual cash compensation.

(B) Represents the value of insurance premiums with respect to term life insurance paid by the Corporation for the benefit of Mr. Regan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

      (a)                 (b)                   (c)                    (d)                   (e)
                                                                                          Value of
                                                                    Number of            Unexercised
                                                                   Unexercised          In-the-Money
                                                                  Options/SARs          Options/SARs
                                                                  at FY-End(#)         at FY-End($)(A)
                         Shares
                      Acquired on                                 Exercisable/          Exercisable/
     Name             Exercise (#)       Value Realized($)        Unexercisable         Unexercisable
     ----             ------------       -----------------        -------------         -------------
John C. Regan              0                     0                  160,000/0            $ 24,640/0

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The following table is as of the end of the most recent fiscal year (January 31, 2002) and reflects all compensation plans under which equity securities of the Company are authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

                                                           (a)                     (b)                          (c)
                                                                                                       Number of Securities
                                                  Number of Securities                                  remaining available
                                                    to be issued upon        Weighted average       for future issuances under
                                                 exercise of outstanding    Exercise price of        equity compensation plans
                                                  options, warrants and    Outstanding options,   (excluding securities reflected
                 Plan Category                           rights            warrants and rights            in column (A))
                 -------------                   -----------------------   --------------------   -------------------------------
Equity compensation plans approved by security
  holders                                               2,766,583                 $0.62                       (37,833)
Equity compensation plans not approved by
  security holders                                        260,000                 $1.59                        61,500
                                                        ---------                 -----                       -------
Total                                                   3,026,583                 $0.70                        23,667
                                                        ---------                 -----                       -------

Included in equity compensation plans not approved by security holders are 250,000 warrants issued in connection with an investment banking arrangement in 1999 and expiring on January 11, 2004 at exercise prices ranging from $1.20 to $2.00 per share. Also included in equity compensation plans not approved by security holders are 10,000 non-qualified stock options issued to Richard Bendis, a director of the Company, for consulting performed in 1991. The options are at an exercise price of $0.65 and expire on May 14, 2010.

Included in equity compensation plans approved by security holders is the Incentive Stock Option Plan for Employees upon which the Company is seeking approval of an additional 1,000,000 common shares which may be granted under the plan.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive a $1,500 per meeting fee plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 600,000 shares of Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan.

At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. At the 1996 Annual Meeting, approval was received to amend the Plan to provide for the award of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors. Mr. Bendis was awarded 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director in 1996, 1997, 1998, 1999, 2000 and 2001.

Mr. Kilpela was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors at the 1997 Annual Meeting. The exercise price is 100% of the fair value of such shares on the date such options are granted subject to adjustment as provided by the plan. The options vested ratably over four years. All 40,000 of the options granted Mr. Kilpela have vested. Additionally, Mr. Kilpela received 10,000 options upon his re-election to the Board of Directors in 1998, 1999, 2000 and 2001.

Dr. Berkey was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Dr. Berkey was appointed to the Board of Directors. The options vested ratably over four years. All 40,000 of the options awarded to Dr. Berkey have vested. Additionally, Dr. Berkey received 10,000 options upon his re-election to the Board of Directors in 1999, 2000 and 2001.

Mr. Chiafullo was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Mr. Chiafullo is elected to the Board of Directors. The options vested ratably over four years. All 40,000 of the options awarded to Mr. Chiafullo have vested. Additionally, Mr. Chiafullo received 10,000 options upon his re-election to the Board of Directors 1999, 2000 and 2001.

Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 110% of the fair market value of such shares on the date such options are granted. At the 1991 Annual Meeting, Mr. Regan was granted options to purchase 50,000 shares pursuant to the terms of the Employee Director Plan. No options granted pursuant to the Employee Director Plan have been exercised.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and specialty contracting services.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and hazardous waste remediation companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the group used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances or company automobiles, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

For fiscal 2002, the Compensation Committee recommended and the Board approved the proposal and related grant of 40,000 options for the achievement of budgeted operating results for fiscal 2002 for executive officers including

Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2002 goals will vest to the respective employees in November 2009. Additionally, the executive officers, including Mr. Regan, participated in a supplemental incentive pool with corporate office personnel and are eligible to share in an award of up to 50,000 options for achievement of operating results for fiscal 2002 in excess of budget. None of the options for fiscal 2002 currently vested, as the Corporation did not meet its fiscal 2002 financial goals. As the Corporation did not meet its financial objectives and Mr. Regan did not meet his personnel objectives, no options or supplemental cash bonus awards were made for fiscal 2002 to Mr. Regan.

For fiscal 2003, the Compensation Committee recommended and the Board approved the proposal and related grant of 40,000 options for the achievement of budgeted operating results for fiscal 2003 for executive officers including Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2003 goals will vest to the respective employees in November 2010. Additionally, the executive officers, including Mr. Regan, participated in a supplemental incentive pool with corporate office personnel and are eligible to share in an award of up to 100,000 options for achievement of operating results for fiscal 2003 in excess of budget.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 2002 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid as the Corporation did not achieve budgeted operating results for fiscal 2002. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels.

In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

On February 16, 2001, the Compensation Committee recommended and the Board approved the proposal and related grant of 20,000 options for the achievement of budgeted results for fiscal 2002 to Mr. Regan. Additionally, Mr. Regan participated in a supplemental incentive pool with corporate office personnel and was eligible to share in the award of up to 50,000 options for the achievement of operating results for fiscal 2002 in excess of budget and share in a cash pool of up to 5% of net income. Additionally, Mr. Regan was eligible to receive an incentive bonus for keeping the Company properly capitalized for growth and to ensure that gains made by the Company are recognized by its public ownership and reflected in its share price. The incentive bonus shall be a cash bonus of a minimum of 20% and a maximum of 100% of his base salary. As the Corporation did not meet its financial objectives and Mr. Regan did not meet his personal objectives, no options or supplemental cash bonus awards were made for fiscal 2002 to Mr. Regan.

On January 6, 2002, the Compensation Committee recommended and the Board approved the proposal and related grant of 20,000 options for the achievement of budgeted results for fiscal 2003 to Mr. Regan. Additionally, Mr. Regan participates in a supplemental incentive pool with corporate office personnel and is eligible to share in the award of up to 100,000 options for the achievement of operating results for fiscal 2003 in excess of budget and share in a cash pool of up to 5% of net income. Additionally, Mr. Regan is eligible to receive an incentive bonus for keeping the Company properly capitalized for growth and to ensure that gains made by the Company are recognized by its public ownership and reflected in its share price. The incentive bonus shall be a cash bonus of a minimum of 20% and a maximum of 100% of his base salary

This report has been approved by all members of the Compensation Committee.

              Respectfully submitted,

              Edwin J. Kilpela, Chairman

PERFORMANCE GRAPH

The graph below compares the value of the Common Stock, to the NASDAQ market index and an industry index representing SIC Code No. 4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1997 and reinvestment of dividends. The industry index is comprised of the following securities: 3CI Complete Compliance, Advanced Recycling Sciences, Inc., Allied Waste Industries, Inc.; American Ecology Corporation; Avalon Holdings Corporation; Bennett Environmental, Inc., Biofarm, Inc., Capital Environmental Resource, Corp.; Casella Waste Systems, Inc.; Clean Harbors, Inc.; Commodore Applied Technology, Inc.; Commodore Environmental, Inc., Earthcare Company; Envirogen, Inc.; Environmental Energy SVC.; Environmental Safeguards, Inc.; Imperial Petroleum Recovery, Inc., Industrial Ecosystems, Inc., Industrial Services of America, Inc.; KBF Pollution Management, Inc.; MPM Technologies, Inc.; Mymetics, Corporation, Newpark Resources, Inc., Op-Tech Environmental, Inc., Out-Takes, Inc., Perma-Fix Environmental Services; Phoenix Waste Services, Inc., Probex Corporation, Republic Services, Inc.; Scherer Healthcare, Inc.; Stericycle, Inc.; Synagro Technologies, Inc.; Ustman Veeder/Root; Waste Connections, Inc.; Waste Holdings, Inc.; Waste Management Inc., Windswept Environmental, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF ONE OR MORE COMPANIES, PEER GROUPS,
                     INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                     PDG ENVIRONMENTAL, INC.         REFUSE SYSTEMS
1997                                                                     100                    100
1998                                                                     460                  77.57
1999                                                                     202                  76.92
2000                                                                     200                  29.66
2001                                                                  109.38                  41.19
2002                                                                     155                  46.87

                                                       NASDAQ MARKET INDEX
1997                                                                   100
1998                                                                117.79
1999                                                                183.83
2000                                                                274.99
2001                                                                196.89
2002                                                                138.71

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                          INCENTIVE STOCK OPTION PLAN

On March 25, 2002, the Board of Directors voted to amend the PDG Environmental, Inc. Incentive Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase by 1,000,000 the maximum number of shares of Common Stock of the Corporation that may be granted under the Plan.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's employees based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employees thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to employees while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Plan until December 14, 2010.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 3,300,000 shares (including the 1,000,000 shares for which authorization from stockholders is sought), subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every employee of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee terminates employment with the Company.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 2002, the Corporation and its subsidiaries maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during the Corporation's fiscal year.

                      RATIFICATION OF INDEPENDENT AUDITORS

Stokes & Hinds, LLC served as independent auditors for the Corporation for the fiscal year ended January 31, 2002. The Board of Directors has selected Stokes & Hinds, LLC as its independent auditors for the fiscal year January 31, 2003 and is asking the stockholders to ratify that selection. Representatives of Stokes & Hinds, LLC will be present at the annual meeting and are expected by management to respond to appropriate questions. Fees paid to Stokes & Hinds for the last fiscal year were: Annual Audit -- $46,400, Audit Related Service $14,000 (audit of Tri-State Restoration, Inc. for inclusion in Form 8-K/A filing in connection with the acquisition of Tri-State) and All Other Non-Audit Services (consisting primarily of income tax return preparation) -- $14,000.

                            AUDIT COMMITTEE MATTERS

Securities & Exchange Commission rules require that the report of the Audit Committee be included annually.

                            PDG ENVIRONMENTAL, INC.
                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors, the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings during Fiscal 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on

Form 10-K for the year ended January 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of the Company's independent auditors.

              Respectfully submitted,

              Richard A. Bendis, Chairman
              Edgar Berkey
              James D. Chiafullo
              Edwin J. Kilpela

                STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act"), stockholders may present proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2003 Annual Meeting, stockholder proposals must be received by the Corporation no later than May 2, 2003 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than June 16, 2003 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act; in accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a-4(c).

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 2002:

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The registrant's common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board.

                                                    MARKET PRICE RANGE
                                          FISCAL 2002                 FISCAL 2001
                                          -----------                 -----------
                                      HIGH           LOW          HIGH           LOW
                                      -----         -----         -----         -----
First Quarter                         $0.53         $0.28         $1.25         $0.71
Second Quarter                         0.79          0.30          0.71          0.46
Third Quarter                          0.79          0.41          0.71          0.43
Fourth Quarter                         0.65          0.43          0.50          0.28

At March 26, 2002, the registrant had 2,110 stockholders of record.

The registrant has not historically declared or paid dividends with respect to its common stock and has no intention to pay dividends in the foreseeable future. The registrant's ability to pay preferred and common dividends is prohibited due to limitations imposed by the registrant's Series A Preferred Stock which require that dividends must be paid to holders of preferred stock prior to the payment of dividends to holders of common stock.

ITEM 6.  SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the registrant for the five fiscal years ended January 31, 2002.

                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                         -----------------------------------------------
                                                          2002      2001      2000      1999      1998
                                                         -----------------------------------------------
                                                                (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                                        $42,587   $34,584   $28,480   $36,828   $24,610
Gross margin                                               4,258     4,983     4,526     5,306     4,319
Income (loss) from operations                             (1,191)      436       395     2,317       667
Other income (expense)                                      (380)     (222)     (127)     (147)     (168)
Income (loss) from continuing operations                  (1,601)      173       246     1,310       377
Loss from discontinued operations                             --        --        --      (200)       --
Net income (loss)                                         (1,601)      173       246     1,110       377
COMMON SHARE DATA
Net income (loss) from continuing operations per common
  share:
     Basic                                                 (0.17)     0.02      0.03      0.18      0.06
     Diluted                                               (0.17)     0.02      0.03      0.16      0.06
Net income (loss) per common share:
     Basic                                                 (0.17)     0.02      0.03      0.15      0.05
     Diluted                                               (0.17)     0.02      0.03      0.14      0.05
Weighted average common shares outstanding                 9,211     8,731     8,394     7,437     6,060
BALANCE SHEET DATA
Working capital                                          $ 6,491   $ 5,884   $ 3,308   $ 3,507   $ 2,794
Total assets                                              19,788    13,409    10,353     9,564    10,377
Long-term obligations                                      5,582     3,152       542     1,120     1,768
Total stockholders' equity                                 3,944     5,334     5,061     4,801     2,265

The year ended January 31, 2001 included a $0.2 million charge to write off deferred acquisition and financing costs.

The year ended January 31, 2000 included a $0.38 million charge to settle a benefits claim litigation.

The year ended January 31, 1999 include loss from discontinued operations of ($0.2 million); ($0.02) per common share.

The year ended January 31, 1998 includes a $0.9 million non cash charge for compensation expense associated with common stock issuable under options.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The registrant, through its operating subsidiaries, provides environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, demolition and related services.

The following paragraphs are intended to highlight key operating trends and developments in the registrant's operations and to identify other factors affecting the Company's consolidated results of operations for the three years ended January 31, 2002.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2002 COMPARED TO YEAR ENDED JANUARY 31, 2001

Consolidated revenues reported by the registrant increased to $42.6 million for the year ended January 31, 2002 (fiscal 2002) compared to $34.6 million for the year ended January 31, 2001 (fiscal 2001). The fiscal 2002 revenue included $7.7 million from the Los Angeles office acquired June 1, 2001. Excluding the effect of this acquisition on revenue, revenues increased $0.3 million or 1% in fiscal 2002.

Contract costs increased to $38.3 million in fiscal 2002 compared to $29.6 million in fiscal 2001 and resulted in reported gross margins of $4.4 million and $5.0 million, respectively, in each fiscal year. The decrease in gross margin is due primarily to labor shortages and $1.3 million of negative contract adjustments on four significant contracts in the fourth quarter of Fiscal 2002.

The registrant's selling, general and administrative expenses increased by 20% between the two fiscal years to $5.5 million in fiscal 2002 compared to $4.6 million in fiscal 2001. This increase was due to the addition of five branch offices (three from acquisition and two via the opening of new offices) during Fiscal 2002 and 2001 and a provision of $0.2 million for uncollectable accounts in fiscal 2002.

The factors discussed above resulted in the registrant reporting a loss from operations of $1.2 million in fiscal 2002 compared to income from operations of $0.4 million in fiscal 2001.

Interest expense increased to $0.4 million from $0.26 million due to a higher level of borrowings to support increased revenues and borrowings required to finance the acquisition of the Los Angeles office acquired in June 2001. Interest income decreased to $3,000 for the year ended January 31, 2002 compared to $16,000 for the previous fiscal year due to lower invested cash balances at certain periods throughout the year.

As a result of the current year loss in fiscal 2002 and existing net operating loss carryforwards for book purposes, no federal income tax provision was required in fiscal 2002 and 2001. In fiscal 2002, a $30,000 state income tax provision was made as compared to a $41,000 state income tax provision in fiscal 2001.

YEAR ENDED JANUARY 31, 2001 COMPARED TO YEAR ENDED JANUARY 31, 2000

During the year ended January 31, 2001, (fiscal 2001) the registrant's consolidated revenues increased to $34.6 million as compared to $28.5 million the previous fiscal year ended January 31, 2000 (fiscal 2000). The increase was due to the acquisition of operating companies in Portland, Oregon and Pasadena, Texas on April 1, 2000, the commencing of operations in Tampa Florida on September 15, 2000 and increased contract awards during fiscal 2001.

The registrant's reported gross margin increased to $5.0 million in fiscal 2001 compared to $4.5 million in fiscal 2000. The increased margin in fiscal 2001 was due to the margin of the aforementioned acquisitions and increased revenues. Gross margin as a percentage of revenues decreased in the current fiscal year due to a large on-going contract which is at a relatively low margin.

Selling, general and administrative expenses increased in fiscal 2001 to $4.6 million compared to $3.8 million in fiscal 2000. The increase is primarily attributable to the acquisition of the Portland and Pasadena offices, the opening of the Tampa office and the personnel necessary to support a higher level of contract activity.

In June 1999, the Corporation reached a settlement with the Mason Tenders New York District Council Welfare Fund whereby the Corporation agreed to pay $500,000 to resolve all claims concerning contributions owed for the period January 1, 1995 through May 31, 1996 and related claims for interest, statutory damages, costs and attorneys' fees. The initial payment of $200,000 was made in June 1999 with the remainder of $100,000 due by December 28, 1999 and $200,000 by June 28, 2000. This resulted in a $379,000 charge in the second quarter of Fiscal 2000 which was net of amounts previously accrued and recoveries from third parties.

As a result of the factors discussed above, the registrant reported an income from operations in fiscal 2001 of $0.44 million compared to an income from operations of $0.4 million in fiscal 2000.

Interest expense increased to $0.26 million in fiscal 2001 compared to $0.14 million in fiscal 2000 as a result of a significant increase in the outstanding balance as a result of the refinancing of all outstanding debt with Sky Bank in August 2000 and increased cash requirements to fund a higher level of revenues. Interest income increased to $16,000 in fiscal 2001 compared to $11,000 in fiscal 2000 due to the higher invested cash balances during the current year.

Other income in fiscal 2001 totaled approximately $19,000 versus $2,000 in fiscal 2000.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 2001 and 2000. State income tax provision of $41,000 and $22,000 were made in fiscal 2001 and 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 2002

During fiscal 2002, the registrant experienced an increase in liquidity of $0.16 million as cash and short-term investments increased from $0.21 million at January 31, 2001 to $0.37 million at January 31, 2002. The increase in liquidity in fiscal 2002 was attributable to $2.7 million of cash provided by financing activities this was partially offset by cash outflows of $0.86 million from operating activities and $1.7 million from investing activities.

Specifically, cash outflows from operating activities were related to accounts receivable which increased by $5.65 million, costs and estimated earnings in excess of estimated earnings on uncompleted contracts which increased by $0.27 million and the net loss of $1.6 million. These cash outflows were partially offset cash inflows from accounts payable which increased $3.87 million, billings in excess of costs and estimated earnings on uncompleted contracts which increased by $0.25 million, a decrease in other current assets of $0.29 million, a $0.56 million increase in accrued liabilities, $1.2 million of depreciation and amortization a $0.2 million provision for uncollectable accounts and a $0.26 million increase in contingent payment consideration.

The registrant's investing activities utilized cash of $1.7 million during fiscal 2002 which was attributable to $0.77 million of purchases of property, plant and equipment and $0.92 million for the acquisition of businesses.

The $2.72 million from financing activities during fiscal 2002 included proceeds from debt of $3.13 million consisting of $0.6 million from new term equipment loans from the Company's prime lender, $2.35 million of borrowings on the line of credit and $0.18 million of equipment financing Additionally, $0.01 million was received from the exercise of stock options. These inflows were partially offset by $0.43 million of scheduled principal payments on term debt.

The registrant believes that it has adequate liquidity to fund its current and future operations.

FISCAL 2001

During fiscal 2001, the registrant experienced a decrease in liquidity of $0.07 million as cash and short-term investments decreased from $0.28 million at January 31, 2000 to $0.21 million at January 31, 2001. The decrease in liquidity in fiscal 2001 was attributable to cash outflows in the amount of $1.3 million from operating activities and $1.3 million from investing activities partially offset by $2.6 million of cash provided by financing activities.

Specifically, cash outflows from operating activities were related to accounts receivable which increased by $1.2 million, costs and estimated earnings in excess of estimated earnings on uncompleted contracts which increased by $1.5 million, inventories which increased by $0.14 million, accounts payable which decreased $0.75 million and billings in excess of costs and estimated earnings on uncompleted contracts which decreased by $0.1 million. Cash inflows from operating activities were generated by a net income of $0.17 million, a decrease in other current assets of $0.45 million, a $0.34 million increase in accrued liabilities, $1.17 million of depreciation and amortization and the $0.2 million write off of deferred acquisition and financing costs.

The registrant's investing activities utilized cash of $1.3 million during fiscal 2001 which was attributable to $0.63 million of purchases of property, plant and equipment and $0.58 million for the acquisition of three businesses and a $0.14 million increase in other assets.

The $2.57 million from financing activities during fiscal 2001 included proceeds from debt of $4.6 million consisting of $1.4 million from the new term loans received in the third quarter, $1.75 million of borrowings on the new line of credit and $1.5 million of borrowings on the line of credit that was refinanced in August 2000. These inflows were partially offset by principal payments of $2.05 million consisting of a $0.24 million payoff of the mortgage that was refinanced, a $0.21 million payoff of the term loan that was refinanced, a $1.5 million payoff of the line of credit that was refinanced and $0.12 million of scheduled principal payments on term debt.

FISCAL 2000

During fiscal 2000, the registrant experienced a decrease in liquidity of $0.03 million as cash and short-term investments decreased from $0.31 million at January 31, 1999 to $0.28 million at January 31, 2000. The decrease in liquidity in fiscal 2000 was attributable to cash utilized by investing activities of $0.85 million and cash utilized by financing activities of $0.33 million partially offset by cash inflows of $1.15 million from operating activities.

Cash inflows from operating activities were generated by net income of $0.25 million, depreciation and amortization of $0.72 million, a $0.06 million increase in accounts payable, a $0.61 increase in other current assets and a $0.34 million increase in billings in excess of costs and estimated earnings on uncompleted contracts. Cash outflows related to operating activities included a $0.87 million increase in accounts receivable.

Specifically, the $0.33 million of cash outflows from financing activities during fiscal 2000 included $0.34 million of repayments on debt including reducing the line of credit to $0.01 million at January 31, 2000 from $0.18 million at January 31, 1999. Additionally, $0.01 million was utilized to repurchase 19,400 common shares into the treasury. These outflows were partially offset by cash inflows of $0.03 million for the exercise of stock options and warrants.

The registrant's investing activities of $0.85 million were due to $0.67 million for the purchase of property, plant and equipment, $0.145 million increase in other assets and $0.04 million contingent payment related to the fiscal 1999 acquisition of two asbestos abatement businesses in the Mid-west.

The registrant, from time to time, enters into fixed-price subcontracts which tends to reduce the risk to the Company on fixed-price contracts.

MARKET RISK

The only market risk, as defined, that the Company is exposed to is interest rate sensitivity. The interest rate on the equipment note and revolving line of credit fluctuate based upon changes in the prime rate. Each 1% change in the prime rate will result in a $54,000 change in borrowing costs based upon the balance outstanding at January 31, 2002. The interest rate on the term debt is readjusted in August 2003 and if the current interest rate environment exists in August 2003, the interest rate on the term debt would decrease.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheets of PDG Environmental, Inc. (the "Corporation") as of January 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2002. Our audits also included the financial statement schedule listed in the index at
Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Stokes & Hinds, LLC

Pittsburgh, Pennsylvania
March 28, 2002

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                        JANUARY 31,
                                                              -------------------------------
                                                                 2002                2001
                                                              -------------------------------
ASSETS
CURRENT ASSETS
  Cash and short-term investments                             $   373,000         $   214,000
  Accounts receivable, net of a $130,000 allowance in fiscal
     2002                                                      12,723,000           7,278,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                      2,817,000           2,546,000
  Inventories                                                     461,000             468,000
  Notes receivable from officers                                  132,000             132,000
  Other current assets                                            247,000             169,000
                                                              -----------         -----------
TOTAL CURRENT ASSETS                                           16,753,000          10,807,000
PROPERTY, PLANT AND EQUIPMENT
  Land                                                             42,000              42,000
  Leasehold improvements                                          196,000             176,000
  Furniture and fixtures                                          178,000             166,000
  Vehicles                                                        912,000             628,000
  Equipment                                                     6,224,000           5,288,000
  Buildings                                                       370,000             370,000
                                                              -----------         -----------
                                                                7,922,000           6,670,000
Less: accumulated depreciation                                  5,960,000           5,140,000
                                                              -----------         -----------
                                                                1,962,000           1,530,000
COVENANTS NOT TO COMPETE                                          146,000             577,000
GOODWILL, net of accumulated amortization of $67,000 and
  $31,000 in 2002 and 2001, respectively                          582,000             256,000
OTHER ASSETS                                                      345,000             239,000
                                                              -----------         -----------
TOTAL ASSETS                                                  $19,788,000         $13,409,000
                                                              ===========         ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
PDG ENVIRONMENTAL, INC.

                                                                        JANUARY 31,
                                                              -------------------------------
                                                                 2002                2001
                                                              -------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 6,166,000         $ 1,923,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      1,164,000             910,000
  Accrued liabilities                                           2,381,000           1,913,000
  Current portion of long-term debt                               551,000             177,000
                                                              -----------         -----------
TOTAL CURRENT LIABILITIES                                      10,262,000           4,923,000
OTHER LONG-TERM LIABILITIES                                            --             210,000
LONG-TERM DEBT                                                  5,582,000           2,942,000
                                                              -----------         -----------
TOTAL LIABILITIES                                              15,844,000           8,075,000
COMMITMENTS AND CONTINGENCIES
  STOCKHOLDERS' EQUITY
  Cumulative convertible Series A preferred stock, $0.01 par value, 5,000,000 shares authorized and 6,000 issued and
     outstanding shares at January 31, 2002 and 2001
     (liquidation preference of $60,000 at January 31, 2002)       14,000              14,000
  Common stock, $0.02 par value, 30,000,000 shares
     authorized and 9,413,840 and 8,829,144 shares issued
     and outstanding at January 31, 2002 and 2001,
     respectively                                                 189,000             177,000
  Paid-in capital                                               8,108,000           7,767,000
  Deferred compensation                                           (46,000)                 --
  (Deficit) retained earnings                                  (4,283,000)         (2,586,000)
  Less treasury stock, 46,510 and 46,500 shares at January
     31, 2002 and 2001, respectively                              (38,000)            (38,000)
                                                              -----------         -----------
TOTAL STOCKHOLDERS' EQUITY                                      3,944,000           5,334,000
                                                              -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $19,788,000         $13,409,000
                                                              ===========         ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
PDG ENVIRONMENTAL, INC.

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                             -----------------------------------------------
                                                                2002              2001              2000
                                                             -----------------------------------------------
CONTRACT REVENUES                                            $42,587,000       $34,584,000       $28,480,000
CONTRACT COSTS                                                38,329,000        29,601,000        23,954,000
                                                             -----------       -----------       -----------
GROSS MARGIN                                                   4,258,000         4,983,000         4,526,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                   5,449,000         4,547,000         3,752,000
LITIGATION SETTLEMENT EXPENSE                                         --                --           379,000
                                                             -----------       -----------       -----------
INCOME (LOSS) FROM OPERATIONS                                 (1,191,000)          436,000           395,000
OTHER INCOME (EXPENSE):
  Interest expense                                              (404,000)         (257,000)         (140,000)
  Interest income                                                  3,000            16,000            11,000
  Other income                                                    21,000            19,000             2,000
                                                             -----------       -----------       -----------
                                                                (380,000)         (222,000)         (127,000)
                                                             -----------       -----------       -----------
INCOME (LOSS) BEFORE INCOME TAXES                             (1,571,000)          214,000           268,000
INCOME TAX PROVISION                                             (30,000)          (41,000)          (22,000)
                                                             -----------       -----------       -----------
NET INCOME (LOSS)                                            $(1,601,000)      $   173,000       $   246,000
                                                             ===========       ===========       ===========
EARNINGS PER COMMON SHARE -- BASIC:                          $     (0.17)      $      0.02       $      0.03
                                                             ===========       ===========       ===========
EARNINGS PER COMMON SHARE -- DILUTIVE:                       $     (0.17)      $      0.02       $      0.03
                                                             ===========       ===========       ===========
AVERAGE COMMON SHARES OUTSTANDING                              9,211,000         8,731,000         8,394,000
AVERAGE DILUTIVE COMMON STOCK EQUIVALENTS OUTSTANDING                 --           316,000           442,000
                                                             -----------       -----------       -----------
AVERAGE COMMON SHARES AND DILUTIVE COMMON STOCK EQUIVALENTS
  OUTSTANDING                                                  9,211,000         9,047,000         8,836,000
                                                             ===========       ===========       ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.

                             PREFERRED                                                      (DEFICIT)        TOTAL
                               STOCK      COMMON     PAID-IN       DEFERRED     TREASURY    RETAINED     STOCKHOLDERS'
                             SERIES A     STOCK      CAPITAL     COMPENSATION    STOCK      EARNINGS        EQUITY
                             ---------   --------   ----------   ------------   --------   -----------   -------------
BALANCE AT JANUARY 31, 1999   $14,000    $168,000   $7,395,000     $     --     $(25,000)  $(2,751,000)   $4,801,000
Exercise of stock warrants
  for 30,000 shares of
  common stock                             1,000        14,000                                                15,000
Issuance of 24,000 shares
  under Employee Incentive
  Stock Option Plan                                     12,000                                                12,000
Purchase of 19,400 shares
  for the treasury                                                              (13,000)                     (13,000)
Net Income                                                                                     246,000       246,000
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2000    14,000    169,000     7,421,000           --     (38,000)    (2,505,000)    5,061,000
Issuance of 121,652 shares
  in connection with an
  acquisition                              2,000        98,000                                               100,000
Issuance of 259,696 shares
  to reflect declaration of
  1/3 of the common stock
  rights                                   6,000       248,000                                (254,000)           --
Net Income                                                                                     173,000       173,000
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2001    14,000    177,000     7,767,000           --     (38,000)    (2,586,000)    5,334,000
Issuance of 300,000 shares
  in connection with an
  acquisition                              6,000       183,000                                               248,000
Issuance of 450,000 stock
  options                                                            59,000                                  (59,000)
Issuance of 25,000 shares
  under Employee Incentive
  Stock Option Plan                        1,000         8,000                                                 9,000
Amortization of stock based
  compensation                                                       13,000                                   13,000
Issuance of 259,696 shares
  to reflect declaration of
  1/3 of the common stock
  rights                                   5,000        91,000                                 (96,000)           --
Net Loss                                                                                    (1,601,000)   (1,601,000)
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2002   $14,000    $189,000   $8,108,000     $(46,000)    $(38,000)  $(4,283,000)   $3,944,000
                              =======    ========   ==========     ========     ========   ===========    ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                              ----------------------------------------------
                                                                 2002              2001              2000
                                                              ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)                                             $(1,601,000)      $   173,000       $  246,000
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED
  (USED) BY OPERATING ACTIVITIES:
     Depreciation                                                 857,000           688,000          540,000
     Amortization                                                 340,000           485,000          180,000
     Contingent acquisition consideration                         260,000                --               --
     Stock based compensation                                      13,000                --               --
     Write off of deferred acquisition and financing costs             --           205,000               --
     Provision for uncollectable accounts                         200,000            35,000               --
     Other                                                             --                --            1,000
CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
     Accounts receivable                                       (5,645,000)       (1,195,000)        (868,000)
     Costs and estimated earnings in excess of billings on
       uncompleted contracts                                     (271,000)       (1,491,000)           3,000
     Inventories                                                    7,000          (139,000)           7,000
     Other current assets                                         293,000           452,000          615,000
     Accounts payable                                           3,872,000          (747,000)          65,000
     Billings in excess of costs and estimated earnings on
       uncompleted contracts                                      254,000          (105,000)         342,000
     Accrued liabilities                                          563,000           336,000            9,000
     Other                                                             --                --            7,000
                                                              -----------       -----------       ----------
     TOTAL CHANGES                                               (927,000)       (2,889,000)         180,000
                                                              -----------       -----------       ----------
CASH (USED) PROVIDED BY OPERATING ACTIVITIES                     (858,000)       (1,303,000)       1,147,000
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                   (757,000)         (630,000)        (670,000)
     Acquisition of business                                     (921,000)         (579,000)         (37,000)
     Proceeds from sale of property, plant and equipment           15,000            12,000            5,000
     Increase in other assets                                     (37,000)         (138,000)        (145,000)
                                                              -----------       -----------       ----------
NET CASH USED BY INVESTING ACTIVITIES                          (1,700,000)       (1,335,000)        (847,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt                                         3,134,000         4,624,000               --
     Proceeds from exercise of stock options and warrants           9,000                --           27,000
     Purchase of common stock for treasury                             --                --          (13,000)
     Principal payments on debt                                  (426,000)       (2,054,000)        (341,000)
                                                              -----------       -----------       ----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                2,717,000         2,570,000         (327,000)
                                                              -----------       -----------       ----------
Net increase (decrease) in cash and short-term investments        159,000           (68,000)         (27,000)
Cash and short-term investments, beginning of year                214,000           282,000          309,000
                                                              -----------       -----------       ----------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                  $   373,000       $   214,000       $  282,000
                                                              ===========       ===========       ==========

          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.
FOR THE THREE YEARS ENDED JANUARY 31, 2002

NOTE 1 -- BASIS OF PRESENTATION

BUSINESS ACTIVITIES

PDG Environmental, Inc. (the "Corporation") is a holding company which, through its wholly-owned operating subsidiaries, provides environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, demolition and related services.

Services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or more to complete.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation and its wholly-owned subsidiaries.

REVENUES AND COST RECOGNITION:

Revenues for services performed are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method).

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNT:

The Company provides for estimated losses on uncollectible accounts receivable based upon management's review of outstanding trade receivables.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

INCOME TAXES:

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and applicable rates.

NOTE 3 -- NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which eliminated the pooling of interest method of accounting for all business combinations initialed after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The Company adopted this accounting standard for business combinations initiated after June 30, 2001.

The Company will adopt SFAS 142, "Goodwill and Other Intangible Assets," effective February 1, 2002. SFAS 142 addresses the financial and accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the statement of financial position, and no longer be amortized but tested for impairment on a periodic basis. The provisions of this accounting standard also require the completion of a transitional impairment test within six months of adoption, with any impairments identified treated as a cumulative effect of a change in accounting principle. The Company does not anticipate any impairment charges relative to goodwill. Non amortization of goodwill in fiscal 2003 will eliminate a $37,000 annual charge.

NOTE 4 -- ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 2002 and 2001 include $1,247,000 and $391,000, respectively, of retainage receivables. For the year ended January 31, 2002, no customer accounted for more than 10% of the Corporation's consolidated revenues. For the year ended January 31, 2001, one customer, the US Army, accounted for 12% of the Corporation's consolidated revenues for that year. For the year ended January 31, 2000, one customer, an owner of a hotel in Texas, accounted for 14% of the Corporation's consolidated revenues for that year.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when necessary, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                        JANUARY 31,
                                                              -------------------------------
                                                                 2002                2001
                                                              -------------------------------
Revenues earned on uncompleted contracts                      $35,173,000         $27,656,000
Less: billings to date                                         33,520,000          26,020,000
                                                              -----------         -----------
Net Under Billings                                            $ 1,653,000         $ 1,636,000
                                                              ===========         ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                       JANUARY 31,
                                                              ------------------------------
                                                                 2002                2001
                                                              ------------------------------
Costs and estimated earnings in excess of billings on
  uncompleted contracts                                       $ 2,817,000         $2,546,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                        (1,164,000)          (910,000)
                                                              -----------         ----------
Net Under Billings                                            $ 1,653,000         $1,636,000
                                                              ===========         ==========

NOTE 6 -- ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                       JANUARY 31,
                                                              ------------------------------
                                                                 2002                2001
                                                              ------------------------------
Wages and withholdings                                        $ 1,150,000         $  823,000
Workers compensation                                                   --            235,000
Accrued fringe benefits                                           484,000            183,000
Covenants not to compete                                          420,000            515,000
Other                                                             327,000            157,000
                                                              -----------         ----------
Total Accrued Liabilities                                     $ 2,381,000         $1,913,000
                                                              ===========         ==========

NOTE 7 -- LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                       JANUARY 31,
                                                              ------------------------------
                                                                 2002                2001
                                                              ------------------------------
Term loan due in monthly installments of $4,095 including
  interest at 9.15% due in August 2015                        $   381,000         $  395,000
Equipment note due in monthly installments of $21,495
  including interest at 1% above the prime rate, due in
  August 2005                                                     790,000            974,000
Equipment note due in monthly installments of $16,114
  including interest at 1% above the prime rate, due in
  August 2005                                                     509,000                 --
Revolving line of credit expiring on August 3, 2003 and
  bearing interest at 1% above the prime rate                   4,100,000          1,750,000
Equipment notes, most significant note due in monthly
  installments of $4,472 including interest at 7.25%, due
  until July, 2005                                                203,000                 --
Term note payable to the former shareholders of Tri-State
  Restoration due May 31, 2002 plus interest at 6.5%              150,000                 --
                                                              -----------         ----------
                                                                6,133,000          3,119,000
Less amount due within one year                                   551,000            177,000
                                                              -----------         ----------
                                                              $ 5,582,000         $2,942,000
                                                              ===========         ==========

On August 3, 2000, the Corporation closed on a new $4.7 million credit facility with Sky Bank, an Ohio banking association, consisting of a 3-year $3 million revolving line of credit, a 5-year $1 million equipment note, a 15-year $0.4 million mortgage and a 5-year $0.3 million commitment for future equipment financing. The new financing repaid all of the Company's existing debt.

The line of credit, equipment note and commitment for future equipment financing are at an interest rate of prime plus 1% with financial covenant incentives which may reduce the interest rate to either prime plus 1/2% or prime

(at January 31, 2002 prime was 4.75%). The mortgage is at an interest rate of 9.15% fixed for three years and is then adjusted to 2.75% above the 3-year Treasury Index every three years. The Chief Executive Officer of the Corporation provided a limited personal guarantee for the credit facility. The credit facility contains certain financial covenants which the Corporation required waiver at January 31, 2002 and met at January 31, 2001.

In November 2000, Sky Bank approved a $1.5 million increase in the line of credit to $4.5 million to fund the proposed acquisition of Tri-State Restorations, an asbestos abatement and demolition company in California. (See
Note 13 for further discussion of the acquisition). Additionally, Sky Bank increased the commitment for future equipment financing by $0.3 million to $0.6 million. In April 2001 and June 2001, the Company borrowed $273,000 and $283,000, respectively, against the commitment for future equipment financing to fund the fixed asset portion of the Tri-State Restoration acquisition and to fund other equipment purchases. In August 2001 the remaining $44,000 was borrowed against the commitment for future equipment financing to fund equipment purchases.

On January 31, 2002, the balance on the line of credit was $4,100,000 with an unused availability of $400,000.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $551,000 in fiscal 2003, $4,541,000 in fiscal 2004, $415,000 in fiscal 2005, $312,000 in fiscal 2006,
$21,000 in fiscal 2007 and $293,000 thereafter.

The Corporation paid approximately $367,000, $236,000 and $142,000 for interest costs during the years ended January 31, 2002, 2001 and 2000, respectively.

NOTE 8 -- INCOME TAXES

At January 31, 2002, the Corporation has net operating loss carryforwards of approximately $6,495,000 for income tax purposes which expire in years 2002 through 2011. For financial reporting purposes, a valuation allowance of approximately $2,315,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance increased by $796,000 during the year ended January 31, 2002 primarily due to the current year loss.

The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 2002 and 2001 are as follows:

                                                                     JANUARY 31,
                                                            -----------------------------
                                                               2002               2001
                                                            -----------------------------
Deferred tax liabilities:
  Tax over book depreciation                                $       --         $       --
Deferred tax assets:
  Workers compensation reserve                                      --             65,000
  Book over tax depreciation                                    75,000             56,000
  Other                                                         32,000             32,000
  Net operating loss carryforwards                           2,208,000          1,412,000
                                                            ----------         ----------
  Total deferred tax assets                                  2,315,000          1,565,000
Valuation allowance for deferred tax assets                  2,315,000          1,565,000
                                                            ----------         ----------
  Net deferred tax assets                                           --                 --
                                                            ----------         ----------
  Net deferred tax liabilities                              $       --         $       --
                                                            ==========         ==========

Significant components of the provision for income taxes (all current) are as follows:

                                                       FOR THE YEARS ENDED JANUARY 31,
                                                   ---------------------------------------
                                                    2002            2001            2000
                                                   ---------------------------------------
Current:
  Federal                                          $    --         $    --         $    --
  State                                             30,000          41,000          22,000
                                                   -------         -------         -------
Total income tax provision                         $30,000         $41,000         $22,000
                                                   =======         =======         =======

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                      FOR THE YEARS ENDED JANUARY 31,
                                                -------------------------------------------
                                                  2002              2001             2000
                                                -------------------------------------------
Tax at statutory rate                           $(534,000)        $ 73,000         $ 91,000
State income taxes, net of federal tax benefit     20,000           27,000           14,000
Limitation on utilization of net operating
  loss                                            544,000          (59,000)         (83,000)
                                                ---------         --------         --------
                                                $  30,000         $ 41,000         $ 22,000
                                                =========         ========         ========

The Corporation paid approximately $104,000, $73,000 and $89,000 for federal and state income and franchise taxes during the years ended January 31, 2002, 2001 and 2000, respectively.

NOTE 9 -- NOTES RECEIVABLE -- OFFICERS

At January 31, 2002 and 2001, the Corporation had approximately $132,000 in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance at January 31, 2002 by officer is as follows: John
C. Regan, Chairman -$95,000; Dulcia Maire, Secretary -$30,000 and Lawrence Horvat, Vice President -$7,000.

NOTE 10 -- COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

The Corporation maintains a qualified Incentive Stock Option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 2,300,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms. Options to purchase 660,000 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2003 at an exercise price of $0.46 per share.

Options to purchase 536,500 shares of the Corporation's common stock at an exercise price of $0.40 per share were granted under the Plan issuable related to fiscal 2002. Vesting of the non-discretionary portion of the stock options was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals, vest in November 2010. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 290,000 options to purchase shares of common stock vested at January 31, 2002 relative to fiscal 2002. Additionally, 450,000 options to purchase shares of common stock of the Company were issued to the former majority owner of Tri-State Restorations, Inc. See Note 13.

Options to purchase 362,000 shares of the Corporation's common stock at an exercise price of $0.53 per share were granted under the Plan issuable related to fiscal 2001. Vesting of the non-discretionary portion of the stock options was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals vest in November 2009. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 239,000 options to purchase shares of common stock vested at January 31, 2001 relative to fiscal 2001.

Options to purchase 364,000 shares of the Corporation's common stock at an exercise price of $0.87 per share were granted under the Plan issuable related to fiscal 2000. Vesting of the non-discretionary portion of the stock options was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals vest in November 2008. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 196,500 options to purchase shares of common stock vested at January 31, 2000 relative to fiscal 2000.

The following table summarizes information with respect to the Plan for the three years ended January 31, 2002.

                                                                                OPTION
                                                           NUMBER OF          PRICE RANGE
                                                            SHARES             PER SHARE
                                                           -------------------------------
OUTSTANDING AT JANUARY 31, 1999                           1,431,333          $0.36 - $1.91
Granted                                                     364,100          $0.53 - $0.87
Cancelled -- Reusable                                       (79,350)         $0.36 - $0.87
Exercised                                                   (24,000)         $0.36 - $0.66
                                                          ---------
OUTSTANDING AT JANUARY 31, 2000                           1,692,083          $0.36 - $1.91
Granted                                                     544,500          $0.40 - $0.53
Cancelled -- Reusable                                       (28,500)         $0.53 - $0.87
                                                          ---------
OUTSTANDING AT JANUARY 31, 2001                           2,208,083          $0.36 - $1.91
Granted                                                   1,137,500          $0.40 - $0.46
Cancelled -- Reusable                                      (234,250)         $0.40 - $1.63
Exercised                                                   (25,000)         $        0.36
                                                          ---------
OUTSTANDING AT JANUARY 31, 2002                           3,086,333          $0.36 - $1.91
                                                          =========
EXERCISABLE AT JANUARY 31, 2002                           1,610,833          $0.36 - $1.91
                                                          =========

The weighted average life of the options outstanding at January 31, 2002 and 2001 and the weighted average exercise price of vested options at January 31, 2002 and 2001 was 6.8 years and 6.8 years, respectively, and $0.54 and $0.56, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2002 and 2001: risk-free interest rates of 5% and 7% in fiscal 2002 and 2001, respectively; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.88 and 1.39 in fiscal 2002 and 2001, respectively; and a weighted-average expected life of the option of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                FISCAL             FISCAL
                                                                  02                 01
                                                              ----------------------------
Pro forma net income (loss) from continuing operations        $(1,780,000)        $(45,000)
Pro forma earnings (loss) per share from continuing
  operations (basic)                                          $     (0.19)        $  (0.01)
Pro forma earnings (loss) per share from continuing
  operations (dilutive)                                       $     (0.19)        $  (0.01)

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 2002.

                                                                                OPTION
                                                           NUMBER OF          PRICE RANGE
                                                            SHARES             PER SHARE
                                                           -------------------------------
OUTSTANDING AT JANUARY 31, 1999                              20,000          $0.60 - $0.65
No Activity                                                      --                     --
                                                            -------
OUTSTANDING AT JANUARY 31, 2000                              20,000          $0.60 - $0.65
No Activity                                                      --                     --
                                                            -------
OUTSTANDING AT JANUARY 31, 2001                              20,000          $0.60 - $0.65
Cancelled -- Reusable                                       (10,000)         $        0.60
                                                            -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2002              10,000          $        0.65
                                                            =======

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.60 per share have been granted under the Employee Director Plan. At January 31, 2002, all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 600,000 shares of the Corporation's common stock. Options to purchase 290,250 shares of the Corporation's common stock at prices ranging from $0.36 per share to $1.39 per share have been granted under the Non-Employee Directors Plan. At January 31, 2002, all of the options granted under the Non-Employee Directors Plan were exercisable.

No pro forma information is presented relative to the non-qualified stock option plan, the Employee Director Plan or the Non-Employee Directors Plan as the effect is either immaterial or non-existent.

NOTE 11 -- STOCK WARRANTS

At January 31, 2002 and 2001, the Corporation had 250,000 fully vested warrants outstanding. The exercise price of the warrants range from $1.20 per share to $2.50 per share expiring in fiscal 2004. These warrants were issued in conjunction with shareholder relations and investment banking agreements.

During fiscal 2000, 30,000 warrants with an exercise price of $0.50 per share were exercised for 30,000 shares of the Corporation's common stock.

NOTE 12 -- PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995, March 6, 2000 and March 21, 2001 Board of Directors meetings, the issuance of one third of the shares (280,071, 259,696 and 259,696 common shares, respectively) covered by the aforementioned right was approved. At January 31, 2002 and 2001, there were -0- and 280,071 common stock rights outstanding, respectively. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to pursue such a listing; therefore, the Recapitalization was indefinitely postponed.

At January 31, 2002, there were 6,000 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $10,000 at January 31, 2002.

The Series A Preferred Stock is convertible into four shares of the Corporation's common stock at the option of the preferred stockholder. However, if at the time of conversion the Corporation is in arrears on the payment of dividends on such preferred stock, the holder is entitled to receive additional shares of the Corporation's common stock at the conversion price of $2.50 per share, upon conversion, equivalent to the cumulative dividends in arrears. The Series A Preferred Stock is callable at the Corporation's option at a cash price per share of $11.00 plus any accrued and unpaid dividends until the redemption date. The conversion rate on the Series A Preferred Stock is subject to adjustment as a result of certain changes in the Corporation's capital structure or distributions to common stockholders (except for cash dividends permissible under law).

NOTE 13 -- ACQUISITION

Effective May 31, 2001, PDG Environmental, Inc. and subsidiaries (the "Company") entered into an agreement (the "Agreement") with Tri-State Restorations, Inc. ("Tri-State") and Timothy Vitta and Thomas Stevens (collectively "the Principals") for the purchase of selected assets and assumption of contracts of Tri-State. Tri-State owned and operated a business which conducted environmental remediation, demolition and asbestos abatement. The acquisition was accounted for under the purchase method of accounting and the results of Tri-State subsequent to June 1, 2001 were included in the Company's results.

As consideration for the purchase, the Company paid Tri-State $541,000 in cash, $150,000 in the form of a subordinated note at 6 1/2% interest due May 31, 2002 and 300,000 shares of the Company's common stock (valued at $189,000) and entered into a three-year employment agreement with the Principals that provides for additional compensation in addition to an annual salary. Additional compensation consists of 60% of the annual operating income generated by the former Tri-State operation in excess of $150,000 for the years June 1, 2001 through May 31, 2002 and June 1, 2002 through May 31, 2003 and 60% of the annual operating income generated by the former Tri-State operation in excess of $200,000 for the period June 1, 2003 through May 31, 2004. The additional compensation is payable annually to the Principals on August 31 of each year.

Additionally, the former majority owner of Tri-State received options for 450,000 shares of the Company's common stock at an exercise price of $0.50 per share. The options vest at a rate of 150,000 per year beginning June 15, 2002 and each of the two successive years. No vesting will occur in a year that the earnings quota is not reached for the former Tri-State operation, except that if 50% of the earnings quota is reached, 50% of the options will vest for that year and pro rata from 50% to 100%. Any options not earned and awarded for the achievement of the aforementioned earnings quota will vest on June 14, 2010. The options expire on June 14, 2011.

The goodwill associated with the acquisition ($339,000) was being amortized on a straight-line basis over 15 years and the customer list is being amortized on a straight-line basis over 5 years. Beginning February 1, 2002, in accordance with SFAS 142 amortization of goodwill will cease.

Tri-State's revenues for the years ended December 31, 2000 and 1999 were $11,665,000 and $9,588,000, respectively.

The following unaudited pro forma condensed results of operations assume that the acquisition of Tri-State was consummated on February 1, 2000.

                                                               YEARS ENDED JANUARY 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -------------------------
Contract revenues                                             $44,215,000   $46,249,000
Contract costs                                                 39,660,000    38,012,000
                                                              -----------   -----------
Gross margin                                                    4,555,000     8,237,000
Selling, general & administrative                               5,354,000     6,205,000
Depreciation & amortization                                       568,000     1,289,000
                                                              -----------   -----------
Income (loss) from operations                                  (1,367,000)      743,000
Other income (expense)                                           (258,000)     (257,000)
                                                              -----------   -----------
Income (loss) before income taxes                              (1,625,000)      486,000
Income tax provision                                               30,000        82,000
                                                              -----------   -----------
Net Income (Loss)                                             $(1,655,000)  $   404,000
                                                              ===========   ===========
Net income (loss) per common shares                           $     (0.17)  $      0.04
                                                              ===========   ===========
Weighted average shares outstanding                             9,511,000     9,347,000
                                                              ===========   ===========

Effective April 3, 2000, the Corporation entered into an agreement ("the Agreement") with Lincoln Cristi, Inc. ("Lincoln") and the majority owners of Lincoln for the purchase of selected assets and the assumption of the contracts of Lincoln. Lincoln owned and operated a business that conducted asbestos abatement in the Northwestern United States. The acquisition was accounted for under the purchase method of accounting and the results of Lincoln subsequent to April 1, 2000 were included in the Company's results. As consideration for the purchase, the Corporation paid Lincoln and the owners of Lincoln a combination of cash and the Corporation's Common Stock and entered into an employment agreement with the former majority owners of Lincoln that provides for a performance bonus in addition to annual salary. The performance bonus expired March 31, 2001 with the termination of the two majority owners of Lincoln.

The goodwill associated with the acquisition was being amortized on a straight-line basis over 15 years and the covenant not to compete and customer lists are being amortized on a straight-line basis over 5 years.

Additionally, in April 2000, the Corporation acquired the fixed assets of an asbestos abatement company operating in the metropolitan Chicago area and an insulation company operating in the Houston area.

NOTE 14 -- NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                      FOR THE YEARS ENDED JANUARY 31,
                                                             -------------------------------------------------
                                                                2002                2001               2000
                                                             -------------------------------------------------
NUMERATOR:
     Income (loss) before discontinued operations            $(1,601,000)        $  173,000         $  246,000
     Preferred stock dividends                                    (1,000)            (1,000)            (1,000)
                                                             -----------         ----------         ----------
     Numerator for basic earnings per share --income
       available to common stockholders                       (1,602,000)           172,000            245,000
     Effect of dilutive securities:
       Preferred stock dividends                                   1,000              1,000              1,000
                                                             -----------         ----------         ----------
     Numerator for diluted earnings per
       share -- income available to common stock
       after assumed conversions                             $(1,601,000)        $  173,000         $  246,000
                                                             ===========         ==========         ==========
DENOMINATOR:
     Denominator for basic earnings per
       share -- weighted average shares                        9,211,000          8,731,000          8,394,000
     Effect of dilutive securities:
       Employee stock options                                         --            288,000            409,000
       Warrants                                                       --                 --              6,000
       Convertible preferred stock                                    --             28,000             27,000
                                                             -----------         ----------         ----------
     Dilutive potential common shares                                 --            316,000            442,000
                                                             -----------         ----------         ----------
       Denominator for diluted earnings per
          share -- adjusted weighted-average shares
          and assumed conversions                              9,211,000          9,047,000          8,836,000
                                                             ===========         ==========         ==========
BASIC EARNINGS (LOSS) PER SHARE                              $     (0.17)        $     0.02         $     0.03
                                                             ===========         ==========         ==========
DILUTED EARNINGS (LOSS) PER SHARE                            $     (0.17)        $     0.02         $     0.03
                                                             ===========         ==========         ==========

At January 31, 2002, 2001 and 2000; 1,961,083, 695,583 and 465,333 options, and
-0-, 250,000 and 131,000 warrants, respectively, were not included in the calculation of dilutive earnings per share as their inclusion would have been antidilutive.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $554,000, $448,000 and $343,000 for the years ended January 31, 2002, 2001 and 2000, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 2002 aggregated $1,224,000 and payments due during the next five fiscal years are as follows: 2003 -- $533,000, 2004 -- $398,000, 2005 -- $188,000, 2006 -- $78,000 and
2007 -- $27,000.

NOTE 16 -- QUARTERLY RESULTS (UNAUDITED)

The Company had the following results by quarter:

                                      FIRST         SECOND          THIRD         FOURTH
                                     QUARTER        QUARTER        QUARTER        QUARTER         YEAR
                                    ----------    -----------    -----------    -----------    -----------
YEAR ENDING JANUARY 31, 2002
Revenues                            $5,823,000    $10,718,000    $12,184,000    $13,862,000    $42,587,000
Gross margin                           325,000      1,007,000      1,638,000      1,288,000      4,258,000
Net income (loss)                   $ (996,000)   $  (318,000)   $    90,000    $  (377,000)   $(1,601,000)
Earnings per share
  Basic                             $    (0.11)   $     (0.03)   $      0.01    $     (0.04)   $     (0.17)
  Diluted                           $    (0.11)   $     (0.03)   $      0.01    $     (0.04)   $     (0.17)
YEAR ENDING JANUARY 31, 2001
Revenues                            $8,067,000    $ 8,770,000    $ 9,230,000    $ 8,517,000    $34,584,000
Gross margin                         1,022,000      1,319,000      1,068,000      1,574,000      4,983,000
Net income (loss)                   $   61,000    $   232,000    $  (410,000)   $   290,000    $   173,000
Earnings per share
  Basic                             $     0.01    $      0.03    $     (0.05)   $      0.03    $      0.02
  Diluted                           $     0.01    $      0.03    $     (0.05)   $      0.03    $      0.02

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 2002, 2001 AND 2000

                                                   BALANCE AT    ADDITIONS                     BALANCE
                                                   BEGINNING      CHARGED                      AT CLOSE
                                                    OF YEAR      TO INCOME    DEDUCTIONS(1)    OF YEAR
                                                   ----------    ---------    -------------    --------
2002
Allowance for doubtful accounts                        $--       $200,000        $70,000       $130,000
                                                       ===       ========        =======       ========
2001
Allowance for doubtful accounts                        $--       $ 35,000        $35,000       $     --
                                                       ===       ========        =======       ========
2000
Allowance for doubtful accounts                        $--       $  2,000        $ 2,000       $     --
                                                       ===       ========        =======       ========

(1) Uncollectible accounts written off, net of recoveries.

                            PDG ENVIRONMENTAL, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 23, 2002

         The undersigned hereby constitutes and appoints Dulcia Maire, with powers of substitution, as proxy, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on June 4, 2002, at the Annual Meeting of Stockholders of the Corporation to be held on July 23, 2002 at 9:00 A.M., E.D.T. at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated May 28, 2002, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

         The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxy intends to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

         a. Election of Directors       FOR ALL THE NOMINEES LISTED BELOW [ ]         WITHHOLD AUTHORITY [ ]
                                        (EXCEPT AS MARKED TO THE CONTRARY BELOW)      TO VOTE FOR ALL NOMINEES LISTED BELOW

John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and
     Edwin J. Kilpela for a term of one year.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

b. Ratification of the Independent Auditors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          (Continued and to be signed and voted on the reverse side.)

c. Amendment to Corporation Incentive Stock Option Plan

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                                            Signature(s) must correspond with
                                            the name or names as they appear
                                            printed on this Proxy. When signing
                                            as attorney, administrator,
                                            executor, guardian or trustee,
                                            please add your full title as
                                            such. If shares are registered
                                            in the names of joint tenants
                                            or trustees, each joint tenant
                                            or trustee should sign.

                                            DATED:                   , 2002
                                                  -------------------

                                            -------------------------------

                                            -------------------------------

                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.